UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 22, 2019 (January 15, 2019)

ALIGN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32259	94-3267295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway
San Jose, California 95131
(Address of principal executive offices, including zip code)

(408) 470-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On January 15, 2019, Align Technology Ltd. (the “Company”), a subsidiary of Align Technology, Inc., and Ganei Ben Zvi Ltd and Ramat HaChayal Equities LLC. (collectively, the “Seller”) entered into a Purchase Agreement as amended by an addendum thereto (the “Purchase Agreement”) which provides for the purchase by the Company from the Seller of the top 5 consecutive floors of a building under construction in Petach Tikva, Israel and an option (“Option”) to purchase up to an additional 3 consecutive floors of the building (the “Property”), consisting of: (i) title and ownership of the 5 consecutive floors comprising the Property, (ii) an undivided interest in certain common areas in the building, (iii) exclusive use of 200 vehicle parking spaces, (iv) title and ownership of up to an additional 3 consecutive floors in the building if the Option is exercised and exclusive use of up to an additional 120 vehicle parking spaces with the exercise of the Option; and (v) certain rights and privileges associated with the Property as set forth in the Purchase Agreement. The Option may be exercised by the Company upon notice to the Seller by the dates set forth in the Purchase Agreement.

The purchase price for the Property is New Israeli Shekels (NIS) 102,850,000 linked to the Israeli Construction Inputs Price Index (approximately $27 million U.S. Dollars) (the “Consideration”). The Consideration will be paid in six installments, according to milestones relating to the progress of the building construction and the delivery of the Property. The payments are guaranteed by a bank guarantee of the Seller’s financing bank, according the provisions set forth in the Israel Sale Law (Apartments) (Assurance of Investments of Purchasers of Apartments).

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which, together with an English translation, will be filed as an Exhibit to our next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIGN TECHNOLOGY, INC.

By:	/s/ Roger E. George
Roger E. George Senior Vice President, Chief Legal and Regulatory Officer

Date: January 22, 2019